Free Writing Prospectus dated as of June 18, 2007
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-142235-01

Question - Carlsbad Corporate Plaza What was the acquisition cost of the property? What does rent roll look like for all tenants? Why no upfront TI/LC reserves? Please provide some color on the top 3 tenants.

ML Question and Answer below...Partner answers to follow as soon as they come in.

Q: Carlsbad Corporate Plaza What was the acquisition cost of the property? What does rent roll look like for all tenants? Why no upfront TI/LC reserves? Please provide some color on the top 3 tenants.

A: Total acquisition cost: $26,765,000

The subject property has maintained physical occupancy rates on average of 95% since it was completed in 2000. As of 2/1/2007, the subject property was 91.6% leased to 17 tenant spaces ranging from 969 to 22,111 square feet. Top 3 tenants are

(1) Ellipsys Digital / Ostendo Technologies, 22,111 SF., 29.3% of GLA, lease expiring August 2009. Ostendo Technologies, Inc. is a fabless developer of Light Emitting Diode (LED) based display products for the consumer and commercial display market. The Company provides a suite of Flat Panel Display products based on its proprietary LED based display technology. Ellipsis Digital Systems is a fabless IC company that develops highly integrated silicon & software solutions for broadband communications systems.

(2) Treatment Associates, 7,060 SF, 9.4% of GLA, lease expiring May 2011. Treatment Associates Inc., headquartered in Carlsbad, Calif., is a subsidiary of CRC Health Corporation (Moody's B2; S&P B). CRC Health is the nation's largest for-profit provider of chemical dependence and behavioral health care services. CRC provides lifelong care to adult and adolescent patients through a continuum of services including detoxification, residential treatment, partial hospitalization, day treatment, intensive outpatient programs, sober living, community education, intervention and aftercare. CRC has extended its presence to the Internet with eGetgoing, an online substance abuse treatment platform.

(3) Adecco Employment Services, 6,340 SF, 8.4% of GLA, lease expiring January 2011. Adecco is one of the largest HR Solutions proivder in the world, with services including temporary & contract staffing, outsourcing, permanent recruitment, outplacement and career services, training and consulting. They have 6700 offices in 70 countries and territories. The parent company Adecco S.A. is registered in Switzerland (ISIN: CH001213860), listed on the Swiss Stock Exchange, the NYSE (NYSE:ADO) and Euronext Paris - Premier Marche (EURONEXT:
ADE). Adecoo has an S&P credit of BBB- with a positve outlook.

The property has no significant roll-over till Ellipsys Digital / Ostendo Technologies rolls in August 2009, because of which no Upfront TILC reserves are warranted. Monthly TILC reserves are being collected instead @ $4,167 p.m. capped at $150,000.

The depositor has filed a registration statement (including a prospectus) with

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the SEC (SEC File No. 333-142235) for the offering to which this communication
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